Exhibit 99.1

EUROPEAN WAX CENTER WELCOMES NEW BOARD MEMBER, NITAL SCOTT

Nital Scott joins Board of Directors, serving as an Independent Director

Plano, Texas (November 29, 2021) – European Wax Center, Inc. (NASDAQ: EWCZ), a leading personal care franchise brand that offers expert wax services, today announced the appointment of Nital Scott to its Board of Directors. With the appointment of Ms. Scott, the European Wax Center Board of Directors now has seven members.

“We are thrilled to have Nital join the European Wax Center team. Her deep experience in retail and consumer-facing beauty spaces will be invaluable as we continue to execute on our strategic priorities of new center openings and same-store sales growth. I look forward to partnering with her to enhance value for all European Wax Center stakeholders,” said David Berg, Chief Executive Officer of European Wax Center.

Nital Scott brings a wealth of experience including seven years at skin care and cosmetics company, Beautycounter, where she currently serves as Chief Financial Officer. During her time there, Beautycounter grew its revenue 12 times over before The Carlyle Group recently acquired a majority stake in the company valuing it at $1 billion. Prior to her tenure at Beautycounter, Scott held the position of Vice President of Investment Banking at Goldman Sachs for six years.

“I am grateful that I have been given the opportunity to join the team of this category creator and leader. I look forward to bringing my experience and unique perspective to make a positive impact on the continued success of European Wax Center,” said Ms. Scott.

“I’m excited to continue to attract and add high-quality independent members to our board, including Dorvin Lively and Laurie Ann Goldman earlier this year. Nital’s skill sets will be incredibly complementary to those of the leadership team and instrumental as we continue to grow this brand,” said Andrew Crawford, Managing Director of General Atlantic and Chairman of European Wax Center’s Board of Directors.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is a leading personal care franchise brand founded in 2004. The Company offers expert wax services from certified Wax Specialists, ensuring that every guest who walks through the door leaves feeling confident—in European Wax Center, Inc. and themselves. The Company provides guests with a first class, professional waxing experience by the most highly trained estheticians in the industry, within the privacy of clean, individual waxing suites. They're so confident everyone will love the experience, European Wax Center, Inc. offers a free complimentary wax to each new guest. The Company continues to revolutionize the waxing category with its innovative, signature Comfort Wax™. This proprietary blend is formulated with the highest quality ingredients to leave skin feeling smooth and make waxing an efficient and relatively painless experience. To help enhance and extend waxing services after leaving the center, European Wax Center, Inc. offers a complete collection of proprietary products in the skincare, body, and brow categories. European Wax Center, Inc. is a leading wax specialty personal care brand in the United States and, as of September 25, 2021, its network includes 833 centers nationwide. For more information including how to receive your first wax free, please visit: www.waxcenter.com.

Exhibit 99.1

Contacts

Investors:

ICR, Inc.

Allison Malkin/Nina Weiss

IR@myewc.com

203-682-8225

European Wax Center, Inc.

Amir Yeganehjoo

Amir.yeganehjoo@myewc.com

469-217-7486

Media:

Creative Media Marketing

Meredith Needle

Ewc@cmmpr.com

212-979-8884